Exhibit 10.3

Strictly private and confidential

To be opened by addressee only

BY HAND

29 March 2010

Mr. Sean Windeatt

Dear Sean:

Reference is made to your partnership interests in BGC Holdings, L.P. (“BGC Holdings” or the “Partnership”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008 (as further amended from time to time, the “Partnership Agreement”).

You acknowledge and agree to the following: the Partnership shall purchase from you and redeem (i) 70,424 REUs held by you with an associated Post-Termination Amount of USD 282,157 for a cash payment of USD 94,880 and an award of 54,579 non-exchangeable PSUs; and (ii) 13,026 Founding Partner Units held by you for a cash payment of USD 78,000. All cash payments shall be less all applicable taxes, deductions, and withholdings, and payable to you as soon as practicable after such redemptions.

You agree to execute any and all documents as required by the Partnership in connection with executing the foregoing. This letter shall be governed by the terms and conditions of, as well as the same venue and choice of law provisions, governing the Partnership Agreement.

This letter agreement contains the entire agreement and understanding of each of the parties hereto with respect to the subject matter hereof, and neither party is relying upon any promises, representations or inducements, written, oral or otherwise, which are not set forth in this letter agreement.

This letter agreement may only be treated as an offer capable of acceptance if executed by Howard Lutnick on behalf of the Managing General Partner. It may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. Each such counterpart signature may be delivered via telecopier or email.

Sincerely,

BGC HOLDINGS, L.P.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick

Accepted and Agreed:

PARTICIPANT

Signature:	/s/ Sean Windeatt
Sean Windeatt

[Letter Agreement between BGC Holdings, L.P. and Sean Windeatt, dated March 29, 2010]